EXHIBIT 5.1
January 29, 2010
Commercial Metals Company
6565 N. MacArthur Blvd.
Irving, Texas 75039
Re: Registration Statement on Form S-8 of an aggregate of 5,000,000 shares of Common Stock, par value $0.01 per share, of Commercial Metals Company
Ladies and Gentlemen:
I am the Vice President, General Counsel and Corporate Secretary of Commercial Metals Company, a Delaware corporation (the “Company”). In connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”), which the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 5,000,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company that may be issued pursuant to, and in accordance with, the Commercial Metals Company 2006 Long-Term Equity Incentive Plan, as amended to date (the “Plan”), I am providing this Legal Opinion to the Securities and Exchange Commission.
In connection therewith, I have examined (i) the Registration Statement on Form S-8 filed on March 29, 2007 (File No. 333-141663) pursuant to which 5,000,000 shares of Common Stock were previously registered for issuance pursuant to the Plan, (ii) the Registration Statement, (iii) the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), (iv) the Amended and Restated Bylaws (the “Bylaws”) of the Company, as amended, (v) the Plan, (vi) the minutes, records and resolutions of the corporate proceedings of the Company with respect to the adoption and amendment of the Plan, and (vii) such other documents as I have deemed necessary for the expression of the opinions contained herein.
In making the foregoing examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, I have relied, to the extent I deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independent check or verification of their accuracy.
Based upon the foregoing, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the 5,000,000 shares of Common Stock covered by the Registration Statement, which may be issued from time to time in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan and any related stock option agreement or other applicable agreements, will be validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to me under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement.
Very truly yours,
/s/ ANN J. BRUDER
Ann J. Bruder,
Vice President, General Counsel and Corporate Secretary